Vonage Holdings Corp.
Free Writing Prospectus
Filed pursuant to Rule 433
Registration Statement No. 333-131659
May 22, 2006

VONAGE

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Deal Information

Deal Name:	Vonage Holdings Corp.	**Offering Size:**	31,250,000 (Common Shares)
Initial Filing date of registration statement:	05/08/2006	**Expected Offer Date:**	5/23/2006
Proposed Ticker Symbol:	VG	**Expected initial public offering price range:**	16.00 - 18.00 (USD)

Main Menu

Step	Task	Status
Step 1	Review of terms and conditions of Vonage Customer Directed Share Program	Complete
Step 2	Prospectus	Complete
Step 3	Selected risk factors	Complete
Step 4	Opening of limited purpose brokerage account	Complete
Step 5	Certification of Form W-9	N/A
Step 6	Submission of conditional offer	Overdue Deadline: 05/19/2006 04:00 PM EDT
Step 7	Payment for allocated shares	

Prospectus Frequently Asked Questions Change Password

My Offer Summary

Conditional Offer :	0 Shares
UBS Account Number :	SI05018
UBS Online Services User ID :	W2DEG3M25-8 (Login Instructions)

Announcements

Date

5/22/2006 6:41:00 AM

Details

Vonage Information: Customer Directed Share Program (Part 1)

Vonage Holdings Corp. ("Vonage") has filed Amendment No. 6 ("Amendment No. 6") to its Registration Statement on Form S-1. Among other things, Amendment No. 6 describes certain changes Vonage has made to its Customer Directed Share Program, such as adding links to the current Prospectus and modifying language within the Customer Directed Share Program website. The revised description is set forth below:

Directed Share Programs

We have requested that the underwriters reserve up to 13.5% of the common stock offered in this prospectus for sale to certain of our customers at the initial public offering price in the Vonage Customer Directed Share Program. The Vonage Customer Directed Share Program will be centrally administered through the program website at ipoinfo.vonage.com. A Vonage customer may be eligible to participate in the Vonage Customer Directed Share Program if he or she meets all of the following criteria:

- The customer opened an account directly with Vonage America on or prior to December 15, 2005. The customer must have opened an account with Vonage America and not through a third-party wholesaler.
- The customer maintained the Vonage account in good standing through February 1, 2006.
- The customer is a U.S. citizen.
- The customer resides in the United States as of the date of the

Vonage Holdings Corp. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Vonage Holdings Corp. has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-869-5224.

VONAGE

Welcome: Test10 User10 | Logout

Deal Information

Deal Name:	Vonage Holdings Corp.	Offering Size:	31,250,000 (Common Shares)
Initial Filing date of registration statement:	05/08/2006	Expected Offer Date:	5/23/2006
Proposed Ticker Symbol:	VG	Expected initial public offering price range:	16.00 - 18.00 (USD)

Main Menu

Step	Task	Status
Step 1	Review of terms and conditions of Vonage Customer Directed Share Program	Complete
Step 2	Prospectus	Complete
Step 3	Selected risk factors	Complete
Step 4	Opening of limited purpose brokerage account	Complete
Step 5	Certification of Form W-8	N/A
Step 6	Submission of conditional offer	Overdue Deadline: 05/19/2006 04:00 PM EDT
Step 7	Payment for allocated shares	

Prospectus Frequently Asked Questions Change Password

My Offer Summary

Conditional Offer : 0 Shares

UBS Account Number : SI05018

UBS Online Services User ID : WQDEG3M2SJ8 (Login Instructions)

- The customer resides in the United States as of the date of the consummation of this offering.
- The customer is a natural person and has a valid U.S. social security number. No entities are eligible to articipate.

In order to participate in the Vonage Customer Directed Share Program, the customer also must open a limited purpose brokerage account at either Smith Barney, a division of Citigroup Global Markets Inc., Deutsche Bank Alex. Brown, a division of Deutsche Bank Securities Inc., or UBS Financial Services Inc. Eligible customers will be permitted to purchase shares of our common stock in the Vonage Customer Directed Share Program only through a limited purpose brokerage account at one of these financial institutions.

Other conditions to participation also may apply.

5/22/2006 6:41:00 AM

Vonage Information: Customer Directed Share Program (Part 2)

Eligible customers who choose to participate in the Vonage Customer Directed Share Program must submit conditional offers to purchase at least 100 and no more than 5,000 shares. In the event that eligible customers submit valid conditional offers for more shares than have been reserved for allocation in the Vonage Customer Directed Share Program, we will allocate shares for purchase by eligible customers as follows:

1. We will first attempt to allocate shares to all customers who submitted a valid conditional offer by reducing each customer's conditional offer by a percentage and allocating shares to each customer in the amount of his or her reduced conditional offer.
   - Each customer's conditional offer will be reduced by the same

Vonage Holdings Corp. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Vonage Holdings Corp. has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-888-869-5224.

VONAGE

Welcome: Test10 User10 Logout

Deal Information

Deal Name:	Vonage Holdings Corp.	Offering Size:	31,250,000 (Common Shares)
Initial Filing date of registration statement:	05/06/2006	Expected Offer Date:	5/23/2006
Proposed Ticker Symbol:	VG	Expected initial public offering price range:	16.00 - 18.00 (USD)

Main Menu

Step	Task	Status
Step 1	Review of terms and conditions of Vonage Customer Directed Share Program	Complete
Step 2	Prospectus	Complete
Step 3	Selected risk factors	Complete
Step 4	Opening of limited purpose brokerage account	Complete
Step 5	Certification of Form W-9	N/A
Step 6	Submission of conditional offer	Overdue Deadline: 05/19/2006 04:00 PM EDT
Step 7	Payment for allocated shares	

Prospectus Frequently Asked Questions Change Password

My Offer Summary

Conditional Offer :	0 Shares
UBS Account Number :	SI05018
UBS Online Services User ID :	WQDEG3MQ5J8 (Login Instructions)

- Each customer's conditional offer will be reduced by the same percentage, rounded up to the nearest 100 shares. No conditional offer will be reduced, however, to below 100 shares as a result of this pro rata reduction.
- We will reduce the conditional offers by the lowest percentage that will allow all conditional offers, as reduced and after rounding, to be filled. We will not, however, apply a pro rata reduction that exceeds 75%.

2. In the event that not all of the conditional offers, as reduced by 75% and after rounding, can be filled, the following allocation model will be used:
   - Conditional offers, as reduced by 75% and after rounding, will be filled in size order, with the largest conditional offers filled first. For example, any conditional offers for 5,000 shares would be reduced by 75% and rounded up to the nearest 100 shares, resulting in conditional offers for 1,300 shares. Each of these conditional offers would be filled with 1,300 shares prior to filling any conditional offers for fewer shares.
   - In the event that not all of the conditional offers of a particular size can be filled, but there remain shares available for allocation, conditional offers will be filled within the particular size by lottery.

Our employees do not have any additional information and have been instructed not to discuss either the initial public offering or the Vonage Customer Directed Share Program. Therefore, you should not call us about the initial public offering or the Vonage Customer Directed Share Program. As it becomes available, further information about how to participate in the

Vonage Holdings Corp. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Vonage Holdings Corp. has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-869-5224.